Exhibit 99.1

[CVS Caremark Logo]

CVS Caremark Announces Next Stage of CEO Succession Plan

Larry Merlo Named Chief Executive Officer Effective March 1, 2011

Tom Ryan Remains Non-Executive Chairman Until His Retirement in May 2011

WOONSOCKET, RI, January 24, 2011 – CVS Caremark Corporation (NYSE:CVS) today announced the next stage of its transition plan outlined during its Annual Shareholders meeting last year. After the successful transition of day-to-day responsibilities for the company’s retail operations earlier this month, the company has announced that Larry Merlo, President and Chief Operating Officer of CVS Caremark, will assume the role of CEO effective March 1, 2011. Thomas M. Ryan will remain Non-Executive Chairman until his retirement at the company’s Annual Meeting of Shareholders in May of 2011.

“Since we announced our transition plan in May of last year Larry and I have worked hard to successfully transition roles and responsibilities, and Larry is ready to be CEO,” said Ryan. “After 37 years with our company and 16 years as President, I am more confident than ever that our assets along with our innovative products and services are lowering healthcare costs and improving outcomes. Our success took years of hard work, commitment and dedication to our mission from the more than 200,000 CVS Caremark colleagues we have across the company. I am so proud of all the work we have accomplished together, and remain confident that this success will continue well into the future under Larry’s leadership.”

Terry Murray, Lead Director of CVS Caremark, commented, “On behalf of the company’s Board of Directors, I would like to thank Tom for all he has done for CVS Caremark. Under his leadership, CVS has evolved from a regional drug store chain with revenues of $5 billion in 1994 to the nation’s largest pharmacy health care provider with revenues approaching $100 billion. And along the way Tom has built a culture focused on innovation, customer service and flawless execution. It is the culture Tom fostered over his 37-year tenure that differentiates CVS Caremark in the marketplace today.”

Merlo added, “I am grateful for the opportunity to lead this company. As the nation’s premier integrated pharmacy health care provider we have a tremendous opportunity to make a difference in the lives of those we serve. I look forward to continuing our positive momentum and to further enhancing the long-term value of our company. I’ve worked directly with Tom for the past twenty years and I want to thank him for his mentoring and leadership and am confident we will continue to build on his legacy.”

The company also announced that upon Ryan’s retirement as Chairman in May 2011, its intention is to elect David Dorman as the next Non-Executive Chairman of the Board of Directors of CVS Caremark at the 2011 Annual Meeting. Dorman has been on the CVS Caremark Board of Directors since 2006. Since May 2008, he has served as the Non-Executive Chairman of the Board of Directors of Motorola, Inc. (which was recently renamed Motorola Solutions, Inc. in connection with the separation of Motorola Mobility Holdings, Inc.). Mr. Dorman will transition to the position of Lead Director of Motorola Solutions, Inc. in May 2011. He was previously Chairman and Chief Executive Officer of AT&T Corporation from November 2002 to November 2005.

About CVS Caremark

CVS Caremark is the largest pharmacy health care provider in the United States. Through our integrated offerings across the entire spectrum of pharmacy care, we are uniquely positioned to provide greater access, to engage plan members in behaviors that improve their health and to lower overall health care costs for health plans, plan sponsors and their members. CVS Caremark is a market leader in mail order pharmacy, retail pharmacy, specialty pharmacy, and retail clinics, and is a leading provider of Medicare Part D Prescription Drug Plans. As one of the country’s largest pharmacy benefits managers (PBMs), we provide access to a network of more than 64,000 pharmacies, including approximately 7,100 CVS/pharmacy® stores that provide unparalleled service and capabilities. Our clinical expertise includes one of the industry’s most comprehensive disease management programs. General information about CVS Caremark is available through the Company’s Web site at http://info.cvscaremark.com.